UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

May 20, 2015

TrueCar, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36449	04-3807511
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Broadway, Suite 200

Santa Monica, California 90401

(Address of principal executive offices, including zip code)

(800) 200-2000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07              Submission of Matters to a Vote of Security Holders.

On May 21, 2015, TrueCar, Inc. (the “Company”) held its 2015 Annual Meeting of Stockholders (the “Annual Meeting”). At the Annual Meeting, proxies representing 52,046,330 shares of the Company’s common stock, or approximately 63.82% of the shares entitled to vote, were present and voted on the following two proposals, each of which is described in more detail in the Company’s definitive proxy statement filed with the United States Securities and Exchange Commission on April 9, 2015. The Company’s inspector of election certified the vote tabulations indicated below.

Proposal 1

The individuals listed below were elected as Class I directors at the Annual Meeting to serve on the Company’s Board of Directors until the 2018 annual meeting of stockholders or until their successors are duly elected and qualified.

	For	Withheld	Broker Non-Votes
Scott Painter	42,814,467	167,711	9,064,152
Todd Bradley	42,832,446	149,732	9,064,152
Ion Yadigaroglu	42,889,017	93,161	9,064,152

Proposal 2

Proposal 2 was a management proposal to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2015, as described in the proxy materials. This proposal was approved.

For	Against	Abstained	Broker Non-Votes
51,953,439	80,498	12,393	0

Item 8.01                                           Other Events.

On May 20, 2015, the Company became aware that a lawsuit had been filed with the Los Angeles Superior Court on behalf of the California New Car Dealers Association.  The lawsuit seeks a declaration as to whether the Company qualifies as a dealer or autobroker under California law.  The complaint does not seek monetary relief from the Company, the network of TrueCar Certified Dealers or any other party.  The Company believes it can demonstrate that its business model complies with California law. Given its early stage, the Company cannot yet predict the ultimate outcome of the matter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUECAR, INC.

By:	/s/ Troy Foster
Troy Foster
Chief Legal & Compliance Officer

Date:  May 22, 2015